Exhibit 3.1

FIRST AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
SEATTLE SPINCO, INC.

Seattle SpinCo, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended, the “DGCL”), does hereby certify as follows:

1.          The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 1, 2016 (the “Certificate”).

2.          This First Amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the DGCL.

3.          The Certificate is hereby amended as follows:

Section A of Article Fourth is hereby deleted and restated in its entirety to read:

“A.          Authorized Capital Stock.          The Corporation shall be authorized to issue three billion, three hundred million, and one hundred (3,300,000,100) shares of capital stock, of which (i) one billion and eight hundred million (1,800,000,000) shares shall be shares of Class A Common Stock, $0.01 par value (the “Class A Common Stock”), (ii) one billion and five hundred million (1,500,000,000) shares shall be shares of Class B Common Stock, $0.01 par value (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (iii) one hundred (100) shares shall be shares of Preferred Stock, $0.01 par value (the “Preferred Stock”).  Effective as of 5:00 p.m., Eastern time, on the date set by resolution of the Board of Directors of Hewlett Packard Enterprise Company (“HPE”) as the record date for the distribution of shares of Class A Common Stock to holders of HPE common shares (such time, the “Effective Time”), (i) the one hundred (100) shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically by operation of law and without any further action on the part of the Corporation or any holders of shares of capital stock of the Corporation, be subdivided and converted into a number of shares of validly issued, fully paid and non-assessable shares of Class A Common Stock equal to the number of common shares, par value $0.01 per share, of HPE issued and outstanding as of the Effective Time and (ii) the ten (10) shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically by operation of law and without any further action on the part of the Corporation or any holders of shares of capital stock of the Corporation, be subdivided and converted into a number of shares of validly issued, fully paid and non-assessable shares of Class B Common Stock equal to the number of shares of Class B Common Stock required to redeem all of the shares of Series A Junior Participating Redeemable Preferred Stock of HPE (the “HPE Series A Preferred Stock”) outstanding as of the Effective Time, if any, in accordance with the Certificate of Designation of the HPE Series A Preferred Stock.”

4.          This First Amendment to the Certificate shall be effective upon the filing hereof.

IN WITNESS WHEREOF, the Corporation has duly executed this First Amendment to the Certificate of Incorporation this 15 day of August, 2017.

SEATTLE SPINCO, INC.

By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	President and Secretary